Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Second Quarter 2021 Financial Results

Addison, Texas – July 19, 2021 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter ended June 30, 2021. The Company's net income available to common shareholders was $10.4 million, or $0.87 per basic share, for the quarter ended June 30, 2021, compared to $11.0 million, or $0.91 per basic share, for the quarter ended March 31, 2021 and $1.1 million, or $0.09 per basic share, for the quarter ended June 30, 2020. Return on average assets and average equity for the second quarter of 2021 were 1.42% and 14.64%, respectively, compared to 1.60% and 16.01%, respectively, for the first quarter of 2021 and 0.16% and 1.67%, respectively, for the second quarter of 2020. The decrease in earnings during the second quarter of 2021, compared to the first quarter of 2021, was primarily due to lower origination fee income recognized during the quarter for the Paycheck Protection Program - round one (“PPP1”) and round two (“PPP2”) loans, which was partially offset by a reverse provision for credit losses of $1.0 million. Our core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net origination income, as well as our core net interest margin, adjusted to exclude the effects of PPP1/PPP2 loans, are described further in tables below.

"We continue to be extremely pleased with our financial results for the second quarter and first half of 2021. Although not fully recovered, the Texas economy is rebounding very strongly from COVID effects and we've begun to refill our loan pipeline with increased demand across all loan types and regions. Our borrowers have shown strong resilience during this rebound, with many businesses having record years so far during 2021. Our non-performing assets as a percentage of total assets are very low at only 0.13%. Almost all of our borrowers who received a COVID-related deferral are back on regular payment schedules with only a handful of credits remaining in an interest-only deferral period that will end in third quarter of 2021 as they also return to contractual payment schedules. As our second quarter results indicate, like all banks we have experienced some headwinds in our net interest margin and are seeing elevated loan pay downs, but we are confident in our ability to defend our net interest margin in this unprecedented rate environment and are encouraged with the size and strength of our loan pipeline as we enter the second half of 2021," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Solid Net Earnings and Core Earnings. Net earnings have remained consistent for the past four quarters. Net core earnings†, which exclude provisions for credit losses and income tax, net PPP income, and interest on PPP-related borrowings, have also remained solid over the last five quarters, illustrating a consistent core earnings stream. Net core earnings† were $9.4 million for the second quarter, compared to $9.8 million for the first quarter of 2021, and $10.5 million during the second quarter of 2020.
•
Steady Net Interest Margin and Firm Loan Yields. The fully tax-equivalent (“FTE”) net interest margin, net of PPP effects, was 3.38% for the second quarter of 2021, compared to 3.48% in the preceding quarter and 3.75% in the second quarter of 2020. The decrease in the current quarter is primarily due to higher liquidity levels, which had a lower average yield during the quarter of only 6 basis points. Net interest income decreased $1.0 million, or 4.1%, from $24.5 million in the first quarter of 2021 to $23.5 million in the second quarter of 2021. However, excluding the effects of PPP, net interest income increased $752,000, or 3.6%, from $21.0 million in the first quarter of 2021 to $21.7 million in the second quarter. Average loan yield, excluding PPP effects, increased three basis points, from 4.79% in the first quarter to 4.82% in the second quarter of 2021. Interest expense decreased $215,000, or 10.6%, from $2.0 million in the first quarter of 2021 to $1.8 million in second quarter of 2021. The Bank continues to decrease cost of funds as higher rate CDs mature and to reduce interest rates on non-maturing deposits as market conditions allow. In addition, 63.8% of the loan portfolio, or $1.16 billion, has interest rate floors and 57.5% of those loans are currently at their floors. The weighted average interest rate of loans currently at their floor is 4.37%.
•
Strong Credit Quality. Non-performing assets as a percentage of total assets were 0.13% at June 30, 2021 and March 31, 2021, compared to 0.56% at June 30, 2020. Net charge-offs to average loans (annualized) were 0.05% for the quarter ended June 30, 2021, compared to 0.18% for the quarter ended March 31, 2021, and (0.02%) for the quarter ended June 30, 2020. The decrease in non-performing assets and the increase in charge-offs during the second quarter of 2021 compared to the same period of 2020 resulted primarily from the resolution of three problem loans, made to two borrowers, with outstanding combined book balances of $8.7 million at December 31, 2020, that were acquired during the Westbound acquisition and which were fully reserved prior to the onset of COVID-19.
•
Paycheck Protection Program. The Bank continued participation in the PPP2 program through its end date in the second quarter of 2021. During the first half of 2021, we originated total PPP2 loans of $100.8 million to 1,349 borrowers, which resulted in recognition of $3.3 million of net origination fees and related amortization for PPP2 loans during the first half of 2021. The Bank also recognized $1.8 million in PPP1 deferred origination fees during the first half of 2021 through both amortization and forgiveness of the related PPP1 loans. As of June 30, 2021, there are outstanding PPP1 balances of $26.6 million to 325 borrowers, a reduction of 87.3% from the $209.6 million to 1,944 borrowers that was originated under the PPP1 program. Net deferred origination fees remaining as of June 30, 2021 are $355,000 and $2.2 million from PPP1 and PPP2, respectively.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as large provisions for credit losses in the second quarter of 2020 resulting from effects of COVID-19 have created temporary extraordinary results in the calculation of net earnings and related performance ratios. With some continued uncertainty as a result of COVID-19 and other economic factors, the following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2021		2020
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Net earnings	$10,432	$10,962	$9,915	$10,134	$1,075
Adjustments:
Provision for credit losses	(1,000)	—	—	(300)	12,100
Income tax provision (benefit)	2,312	2,336	2,290	2,350	(190)
PPP loan interest and fees	(2,346)	(3,513)	(2,654)	(1,076)	(2,540)
Net interest expense on PPP-related borrowings	—	—	—	3	31
Net core earnings†	$9,398	$9,785	$9,551	$11,111	$10,476

Total average assets	$2,938,944	$2,775,567	$2,659,725	$2,639,335	$2,657,609
Adjustments:
PPP loans average balance	(155,417)	(137,251)	(179,240)	(209,506)	(163,184)
Excess fed funds sold due to PPP-related borrowings	—	—	—	(8,152)	(84,066)
Total average assets, adjusted†	$2,783,527	$2,638,316	$2,480,485	$2,421,677	$2,410,359
Total average equity	$285,803	$277,612	$271,397	$265,027	$258,225

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.42%	1.60%	1.48%	1.53%	0.16%
Net earnings to average equity (annualized)	14.64	16.01	14.53	15.21	1.67
Net core earnings to average assets, as adjusted (annualized)†	1.35	1.50	1.53	1.83	1.75
Net core earnings to average equity (annualized)†	13.19	14.29	14.00	16.68	16.32

PER COMMON SHARE DATA*
Weighted-average common shares outstanding, basic	12,056,550	12,038,638	12,063,154	12,113,266	12,128,516
Earnings per common share, basic	$0.87	$0.91	$0.82	$0.84	$0.09
Net core earnings per common share, basic†	0.78	0.81	0.79	0.92	0.86

* Adjusted retroactively for all quarters presented to give effect to the 10% dividend issued during the first quarter of 2021.
† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the second quarter of 2021 and 2020 was $23.5 million and $23.2 million, respectively, an increase of $295,000, or 1.3%. The increase was primarily due to a decrease in interest expense of $1.6 million, or 46.8%, compared to a decrease in interest income of only $1.3 million, or 4.9%. The decrease in interest expense is primarily attributable to lower deposit-related interest expense of $1.5 million, or 50.9%, compared to the same quarter of the prior year.

Net interest margin, on a taxable equivalent basis, for the second quarter of 2021 and 2020 was 3.44% and 3.78%, respectively. Loan yield decreased from 5.15% for the second quarter of 2020 to 4.79% for the second quarter of 2021, a change of 36 basis points, while the cost of interest-bearing deposits decreased from 0.83% to 0.37% during the same period, a change of 46 basis points. The decrease in loan yield was primarily due to the repricing of variable rate loans to lower interest rates during the period and lower recognized PPP origination fee income. Loan yield, excluding the effect of PPP loans, was 4.82% in the second quarter of 2021, compared to 5.04% in the same quarter of the prior year, a decrease of 22 basis points. The average yield on interest-bearing deposits in other banks, which consists of fed funds sold, also declined from 0.12% in the second quarter of 2020 to 0.06% in the current quarter while the average balance more than doubled in the current quarter. The decrease in average deposit rate was primarily due to continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

Net interest income in the first quarter of 2021 was $24.5 million, resulting in a decrease of $1.0 million, or 4.1%, in the current quarter. The decrease resulted primarily from $3.2 million of PPP origination income recognized in the first quarter and only $1.4 million of PPP origination income in the current quarter.

Net interest margin, on a taxable equivalent basis, decreased from 3.85% for the first quarter of 2021 to 3.44% for the second quarter of 2021. Loan yield decreased from 5.20% for the first quarter of 2021 to 4.79% for the second quarter of 2021, a change of 41 basis points. Loan yield, excluding the effect of PPP loans, increased three basis points from 4.79% in the first quarter of 2021. The average yield on interest-bearing deposits in other banks also declined nine basis points from 0.15% in the first quarter of 2021 while the average balance increased by $91.7 million, or 27.4%, in the current quarter. The cost of interest-bearing deposits decreased from 0.42% to 0.37% during the same period, a change of five basis points. The decrease was due primarily to the maturity of higher-rate CDs during the second quarter of 2021, as well as continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

The Bank’s continued participation in the PPP program has created temporary extraordinary results in the calculation of net interest margin. To illustrate core net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the three and six months ended June 30, 2021:

	For the Three Months Ended June 30, 2021			For the Six Months Ended June 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,912,722	$22,864	4.79%	$1,899,864	$47,059	4.99%
Adjustments:
PPP1 loans average balance and net fees(1)	(57,573)	(569)	3.96	(79,414)	(2,220)	5.64
PPP2 loans average balance and net fees(2)	(97,844)	(1,178)	4.83	(66,689)	(3,040)	9.19
Total PPP loans(3)	$(155,417)	$(1,747)	4.51%	$(146,103)	$(5,260)	7.26%

Total loans, excluding PPP	$1,757,305	$21,117	4.82%	$1,753,761	$41,799	4.81%

Total interest-earning assets	2,769,054	25,284	3.66	2,689,617	51,797	3.88
Total interest-earning assets, net of PPP effects†	$2,613,637	$23,537	3.61%	$2,543,514	$46,537	3.69%

Net interest income		$23,477			$47,968
Net interest margin(4)			3.40%			3.60%
Net interest margin, FTE(5)			3.44			3.64

Net interest income, net of PPP effects†		21,730			42,708
Net interest margin, net of PPP effects†(6)			3.33			3.39
Net interest margin, FTE, net of PPP effects†(7)			3.38			3.43

Efficiency ratio(8)			60.12			58.30
Efficiency ratio, net of PPP effects†(9)			64.66			64.99

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

(1) Interest earned on PPP1 loans consists of interest income of $141,000 and $388,000, and net origination fees recognized in earnings of $428,000 and $1.8 million for the three and six months ended June 30, 2021, respectively.

(2) Interest earned on PPP2 loans consists of interest income of $244,000 and $332,000, and net origination fees recognized in earnings of $934,000 and $2.7 million for the three and six months ended June 30, 2021, respectively.

(3) Interest earned consists of interest income of $385,000 and $720,000, and net origination fees recognized in earnings of $1.4 million and $4.5 million for the three and six months ended June 30, 2021, respectively.

(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the year ended December 31, 2020, a total allowance for credit losses provision of $13.2 million was recorded primarily to account for the estimated impact of COVID-19 on credit quality and resulted largely from changes to individual loan risk ratings, as well as COVID-specific qualitative factors primarily derived from changes in national GDP, Texas unemployment rates and national industry related CRE trends, all of which were impacted by the effects of COVID-19. There was no provision for credit losses recorded during the first quarter of 2021. A reverse provision of $1.0 million was recorded in the second quarter of 2021 in order to begin to capture the improvements that have occurred to macro-economic factors evaluated at the onset of the pandemic as part of the aforementioned COVID-specific Q-factors, as well as risk rating upgrades for specific loans, which impact the reserve calculations within our model. Although management is cautiously optimistic about improving vaccination and economic trends, it is possible that the economic effects of the pandemic could continue beyond 2021, although we expect the credit impact of the pandemic to be largely understood and accounted for by the end of 2021.

Noninterest income increased $983,000, or 19.7%, in the second quarter of 2021, to $6.0 million, compared to $5.0 million for the second quarter of 2020. The increase from the same quarter in 2020 was due primarily to an increase in merchant and debit card fees of $588,000, or 44.1%, and an increase in service charges of $284,000, or 49.7%. These increases were partially offset by a decrease in the gain on sale of loans of $264,000, or 17.5%, from the same quarter of the prior year.

Noninterest expense increased $2.5 million, or 16.6%, in the second quarter of 2021 to $17.7 million, compared to the second quarter of 2020. The increase in noninterest expense in the second quarter of 2021 was partially driven by an increase in employee compensation and benefits expense of $2.1 million, or 26.3%, to $10.2 million, from the same quarter of the prior year, resulting primarily from a reduction in bonus accrual during the second quarter of 2020 and from the effects of reduced deferred origination costs associated with fewer PPP loan originations than the prior year quarter. Other increases in non-interest expense resulted from an increase in occupancy expenses of $283,000, or 11.1%, from the same quarter of the prior year and an increase in legal and professional fees of $158,000, or 26.8%. Additionally, ATM and debit card expense increased $137,000, or 28.6%, resulting from increased usage of ATM and debit cards during the period. These increases were partially offset by a decrease in charitable contributions of $156,000 in the second quarter of 2021 compared to the same quarter of the prior year.

Noninterest income in the second quarter of 2021 decreased by $149,000, or 2.4%, from $6.1 million in the first quarter of 2021 due primarily to a decrease in gains on sales of loans of $154,000, or 11.0%. Merchant and debit card fees increased $416,000, or 27.6%, from the prior quarter, but was offset by a decrease in other noninterest income of $413,000, or 39.2%, caused by a first quarter gain of $277,000 on bank-owned life insurance proceeds resulting from the death of a former bank officer, a $95,000 decrease in the gain on sales of real estate and a $65,000 decrease in the Small Business Administration ("SBA") servicing asset fair value that occurred during the second quarter of 2021.

Noninterest expense increased $391,000, or 2.3%, in the second quarter of 2021, from $17.3 million in the quarter ended March 31, 2021. The increase was primarily due to a $261,000, or 2.6%, increase in employee compensation and benefits, along with a $146,000, or 5.4%, increase in occupancy expenses and a $143,000, or 23.7%, increase in legal and professional fees during the second quarter of 2021 compared to the previous quarter. These increases were partially offset by a $117,000, or 25.7%, decrease in advertising and promotion expense during the quarter.

The company’s efficiency ratio in the second quarter of 2021 was 60.12%, compared to 56.56% in the prior quarter and 53.90% in the same quarter last year. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the second quarter of 2021 was 64.66%, was 65.34% for the first quarter of 2021 and was 62.44% for the second quarter of 2020.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the company totaled $2.93 billion at June 30, 2021, compared to $2.89 billion at March 31, 2021 and $2.67 billion at June 30, 2020.

Gross loans decreased 1.2%, or $22.2 million, to $1.89 billion at June 30, 2021, compared to loans of $1.91 billion at March 31, 2021. The decrease in gross loans from the first to the second quarter of 2021 is primarily due to the continued payoff and forgiveness of PPP loan balances, a decrease of $30.8 million from the $158.2 million of PPP loans outstanding at March 31, 2021 . Excluding the decrease in the balance of PPP loans, gross loans increased by 0.5%, or $8.6 million, from the prior quarter.

Gross loans decreased 3.4%, or $67.3 million, from $1.96 billion at June 30, 2020. The decrease in gross loans during the second quarter of 2021 compared to the second quarter of 2020 included a decrease in outstanding PPP loan balances from $208.8 million to 1,908 borrowers at June 30, 2020 to $127.4 million to 1,674 borrowers at June 30, 2021. Excluding the outstanding PPP balances as of June 30, 2021 and 2020, gross loans increased $14.1 million, or 0.8%, from the same quarter of the prior year.

Total deposits increased by 2.3%, or $57.8 million, to $2.53 billion at June 30, 2021, compared to $2.48 billion at March 31, 2021. Deposits increased 13.0%, or $291.0 million, from $2.24 billion at June 30, 2020. Changes in deposits during these periods were heavily impacted by the deposit of PPP loan proceeds into demand accounts at the Bank, as well as apparent changes in depositor spending habits in these periods resulting from economic and other uncertainties due to COVID-19.

Shareholders' equity totaled $287.7 million as of June 30, 2021, compared to $280.1 million at March 31, 2021 and $258.9 million at June 30, 2020. The increase from the previous quarter resulted primarily from net income of $10.4 million, offset by the payment of dividends of $2.4 million and a decrease in other comprehensive income of $663,000 during the second quarter of 2021.

Nonperforming assets as a percentage of total assets were 0.13% at June 30, 2021 and March 31, 2021, compared to 0.56% at June 30, 2020. The Bank’s nonperforming assets consist primarily of nonaccrual loans. During 2020, nonperforming assets included three SBA 7(a), partially guaranteed (75%) loans that were acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $8.7 million as of June 30, 2020. During the first quarter of 2021, one of these loans was resolved when the underlying collateral, a hotel, was sold to a third party. The bank charged off $475,000 in connection with the sale, all of which had previously been specifically reserved within the allowance for credit losses, or ACL. The other two loans, collateralized by a hotel and both to one borrower, were resolved through a bankruptcy judgement that allows the borrower to adequately service their debt coverage. The bankruptcy order resulted in a charge-off of $270,000, which had previously been fully reserved in the ACL. These loans were internally identified as problem assets prior to COVID-19 and were properly reserved.

During the first and second quarters of 2020, the Bank provided financial relief to many of its customers due to the COVID-19 outbreak through either 3-month principal and interest (“P&I”) payment deferrals or through 6-month interest-only (“I/O”) deferrals. Under the initial deferral program, the Bank provided 3-month P&I deferrals on 658 loans with principal balances of $247.8 million and provided up to 6-month I/O deferrals on 336 loans with principal balances of $183.7 million. As of June 30, 2021, there are no loans remaining in the P&I deferral program and there are seven loans totaling $41.9 million that remain in a subsequent I/O deferral program. We anticipate that all of these borrowers, who are primarily in the hotel and hospitality industry, will return to their contractual payment schedules at the end of their I/O deferral period in the third quarter of 2021 with no additional subsequent deferrals.

	As of
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and due from banks	$37,611	$38,534	$47,836	$35,714	$35,490
Federal funds sold	385,075	356,750	218,825	101,300	104,375
Interest-bearing deposits	24,532	28,188	85,130	56,357	51,129
Total cash and cash equivalents	447,218	423,472	351,791	193,371	190,994
Securities available for sale	446,636	407,736	380,795	368,887	376,381
Loans held for sale	5,088	4,663	5,542	9,148	7,194
Loans, net	1,856,277	1,876,985	1,831,737	1,921,234	1,919,201
Accrued interest receivable	8,801	8,064	9,834	8,361	11,864
Premises and equipment, net	54,405	54,903	55,212	55,468	55,251
Other real estate owned	227	312	404	310	402
Cash surrender value of life insurance	36,367	35,836	35,510	35,304	34,920
Core deposit intangible, net	2,573	2,786	2,999	3,213	3,426
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	43,207	44,383	34,848	35,228	35,402
Total assets	$2,932,959	$2,891,300	$2,740,832	$2,662,684	$2,667,195
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$928,416	$878,883	$779,740	$776,364	$772,179
Interest-bearing	1,604,610	1,596,327	1,506,650	1,446,718	1,469,847
Total deposits	2,533,026	2,475,210	2,286,390	2,223,082	2,242,026
Securities sold under agreements to repurchase	15,336	24,007	15,631	20,520	17,414
Accrued interest and other liabilities	28,058	28,080	25,257	25,814	25,960
Line of credit	—	15,000	12,000	7,000	2,000
Federal Home Loan Bank advances	49,000	49,096	109,101	99,105	100,610
Subordinated debentures	19,810	19,810	19,810	20,310	20,310
Total liabilities	2,645,230	2,611,203	2,468,189	2,395,831	2,408,320

Total shareholders' equity	287,729	280,097	272,643	266,853	258,875
Total liabilities and shareholders' equity	$2,932,959	$2,891,300	$2,740,832	$2,662,684	$2,667,195

	Quarter Ended
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
STATEMENTS OF EARNINGS
Interest income	$25,284	$26,513	$26,253	$24,956	$26,581
Interest expense	1,807	2,022	2,301	2,677	3,399
Net interest income	23,477	24,491	23,952	22,279	23,182
Provision for credit losses	(1,000)	—	—	(300)	12,100
Net interest income after provision for credit losses	24,477	24,491	23,952	22,579	11,082
Noninterest income	5,970	6,119	6,426	6,663	4,987
Noninterest expense	17,703	17,312	18,173	16,758	15,184
Income before income taxes	12,744	13,298	12,205	12,484	885
Income tax provision (benefit)	2,312	2,336	2,290	2,350	(190)
Net earnings	$10,432	$10,962	$9,915	$10,134	$1,075

PER COMMON SHARE DATA*
Earnings per common share, basic	$0.87	$0.91	$0.82	$0.84	$0.09
Earnings per common share, diluted(1)	0.85	0.90	0.82	0.84	0.09
Cash dividends per common share	0.20	0.20	0.18	0.18	0.17
Book value per common share - end of quarter	23.86	23.24	22.67	22.08	21.37
Tangible book value per common share - end of quarter(2)	20.98	20.34	19.74	19.15	18.43
Common shares outstanding - end of quarter	12,057,937	12,053,597	12,028,957	12,087,063	12,115,184
Weighted-average common shares outstanding, basic	12,056,550	12,038,638	12,063,154	12,113,266	12,128,516
Weighted-average common shares outstanding, diluted(1)	12,251,587	12,177,776	12,121,221	12,113,266	12,128,516

PERFORMANCE RATIOS
Return on average assets (annualized)	1.42%	1.60%	1.48%	1.53%	0.16%
Return on average equity (annualized)	14.64	16.01	14.53	15.21	1.67
Net interest margin, fully taxable equivalent (annualized)(3)	3.44	3.85	3.85	3.61	3.78
Efficiency ratio(4)	60.12	56.56	59.82	57.90	53.90

* Adjusted retroactively for all quarters presented to give effect to the 10% dividend issued during the first quarter of 2021.

(1) Outstanding options and the closing price of the company's stock as of September 30 and June 30, 2020 had an anti-dilutive effect on each respective quarter end's weighted-average common shares outstanding; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding for those periods. The diluted EPS for those quarters has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP. There was not an anti-dilutive effect for the quarters ended June 30 and March 31, 2021 and December 31, 2020.

(2) See Reconciliation of non-GAAP Financial Measures table.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$424,624	$460,491	$445,771	$531,152	$522,248
Real estate:
Construction and development	264,002	257,886	270,407	269,101	265,982
Commercial real estate	608,464	630,479	594,216	602,664	606,061
Farmland	94,525	76,867	78,508	80,197	77,625
1-4 family residential	389,616	389,542	389,096	385,783	383,590
Multi-family residential	42,086	32,090	21,701	19,499	29,692
Consumer	51,795	49,780	51,044	52,855	52,986
Agricultural	14,608	14,905	15,734	17,004	18,981
Overdrafts	444	327	342	379	275
Total loans(1)(2)	$1,890,164	$1,912,367	$1,866,819	$1,958,634	$1,957,440

	Quarter Ended
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$32,770	$33,619	$33,757	$34,119	$21,948
Loans charged-off	(283)	(875)	(159)	(101)	(59)
Recoveries	61	26	21	39	130
Provision for credit loss expense	(1,000)	—	—	(300)	12,100
Balance at end of period	$31,548	$32,770	$33,619	$33,757	$34,119

Allowance for credit losses / period-end loans	1.67%	1.71%	1.80%	1.72%	1.74%
Allowance for credit losses / nonperforming loans	878.0	968.7	264.6	245.0	235.6
Net charge-offs (recoveries) / average loans (annualized)	0.05	0.18	0.03	0.01	(0.02)

NON-PERFORMING ASSETS
Non-accrual loans(3)	$3,593	$3,383	$12,705	$13,780	$14,480
Other real estate owned	227	312	404	310	402
Repossessed assets owned	9	4	6	3	38
Total non-performing assets	$3,829	$3,699	$13,115	$14,093	$14,920

Non-performing assets as a percentage of:
Total loans(1)(2)	0.20%	0.19%	0.70%	0.72%	0.76%
Total loans, excluding PPP(1)(2)	0.22	0.21	0.76	0.81	0.85
Total assets	0.13	0.13	0.48	0.53	0.56

TDR loans - nonaccrual	$86	$87	$90	$92	$95
TDR loans - accruing	9,535	9,598	9,626	7,891	7,216

(1) Excludes outstanding balances of loans held for sale of $5.1 million, $4.7 million, $5.5 million, $9.1 million, and $7.2 million as of June 30 and March 31, 2021 and December 31, September 30, June 30, 2020, respectively.

(2) Excludes deferred loan fees of $(2.3) million, $(2.6) million, $(1.5) million, $(3.6) million, and $(4.1) million as of June 30 and March 31, 2021 and December 31, September 30, June 30, 2020, respectively.

(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

	Quarter Ended
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
NONINTEREST INCOME
Service charges	$855	$829	$868	$717	$571
Net realized gain on sale of loans	1,244	1,398	2,023	2,114	1,508
Fiduciary and custodial income	570	549	513	511	474
Bank-owned life insurance income	206	212	205	208	207
Merchant and debit card fees	1,922	1,506	1,396	1,654	1,334
Loan processing fee income	164	153	167	181	130
Warehouse lending fees	211	241	262	288	243
Mortgage fee income	157	177	197	272	204
Other noninterest income	641	1,054	795	718	316
Total noninterest income	$5,970	$6,119	$6,426	$6,663	$4,987

NONINTEREST EXPENSE
Employee compensation and benefits	$10,204	$9,943	$10,211	$9,439	$8,077
Occupancy expenses	2,833	2,687	2,596	2,597	2,550
Legal and professional fees	747	604	968	574	589
Software and technology	1,055	1,114	1,127	1,093	945
Amortization	336	343	340	338	338
Director and committee fees	167	255	251	211	165
Advertising and promotions	338	455	356	301	408
ATM and debit card expense	616	540	545	509	479
Telecommunication expense	180	234	244	231	209
FDIC insurance assessment fees	168	169	252	252	122
Other noninterest expense	1,059	968	1,283	1,213	1,302
Total noninterest expense	$17,703	$17,312	$18,173	$16,758	$15,184

	For the Three Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$1,912,722	$22,864	4.79%	$1,885,959	$24,139	5.15%
Securities available for sale	420,202	2,191	2.09	379,803	2,273	2.41
Nonmarketable equity securities	10,056	164	6.54	11,869	108	3.66
Interest-bearing deposits in other banks	426,074	65	0.06	209,005	61	0.12
Total interest-earning assets	2,769,054	25,284	3.66	2,486,636	26,581	4.30
Allowance for loan losses	(32,664)			(27,720)
Noninterest-earning assets	202,554			198,693
Total assets	$2,938,944			$2,657,609
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,623,351	$1,493	0.37%	$1,480,106	$3,040	0.83%
Advances from FHLB and fed funds purchased	49,063	102	0.83	134,677	123	0.37
Line of credit	2,374	21	3.55	7,791	47	2.43
Subordinated debentures	19,810	188	3.81	17,618	176	4.02
Securities sold under agreements to repurchase	14,887	3	0.08	18,106	13	0.29
Total interest-bearing liabilities	1,709,485	1,807	0.42	1,658,298	3,399	0.82
Noninterest-bearing liabilities:
Noninterest-bearing deposits	916,631			718,378
Accrued interest and other liabilities	27,025			22,708
Total noninterest-bearing liabilities	943,656			741,086
Shareholders’ equity	285,803			258,225
Total liabilities and shareholders’ equity	$2,938,944			$2,657,609
Net interest rate spread(2)			3.24%			3.48%
Net interest income		$23,477			$23,182
Net interest margin(3)			3.40%			3.75%
Net interest margin, fully taxable equivalent(4)			3.44%			3.78%

(1) Includes average outstanding balances of loans held for sale of $3.2 million and $6.5 million for the three months ended June 30, 2021 and 2020, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	For the Six Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$1,899,864	$47,059	4.99%	$1,793,742	$46,656	5.23%
Securities available for sale	399,255	4,282	2.16	300,053	3,586	2.40
Securities held to maturity	—	—	—	72,266	956	2.66
Nonmarketable equity securities	10,043	265	5.32	10,545	222	4.23
Interest-bearing deposits in other banks	380,455	191	0.10	142,341	413	0.58
Total interest-earning assets	2,689,617	51,797	3.88	2,318,947	51,833	4.49
Allowance for credit losses	(32,951)			(24,250)
Noninterest-earning assets	201,041			196,917
Total assets	$2,857,707			$2,491,614
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,591,784	$3,096	0.39%	$1,477,806	$7,461	1.02%
Advances from FHLB and fed funds purchased	50,075	201	0.81	78,957	205	0.52
Line of credit	8,470	149	3.55	5,599	75	2.69
Subordinated debentures	19,810	376	3.83	14,214	319	4.51
Securities sold under agreements to repurchase	18,013	7	0.08	15,466	22	0.29
Total interest-bearing liabilities	1,688,152	3,829	0.46	1,592,042	8,082	1.02
Noninterest-bearing liabilities:
Noninterest-bearing deposits	862,619			618,176
Accrued interest and other liabilities	25,206			22,121
Total noninterest-bearing liabilities	887,825			640,297
Shareholders’ equity	281,730			259,275
Total liabilities and shareholders’ equity	$2,857,707			$2,491,614
Net interest rate spread(2)			3.42%			3.47%
Net interest income		$47,968			$43,751
Net interest margin(3)			3.60%			3.79%
Net interest margin, fully taxable equivalent(4)			3.64%			3.78%

(1) Includes average outstanding balances of loans held for sale of $3.7 million and $4.5 million for the six months ended June 30, 2021 and 2020, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2021		2020
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Total shareholders’ equity	$287,729	$280,097	$272,643	$266,853	$258,875
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(2,573)	(2,786)	(2,999)	(3,213)	(3,426)
Total tangible common equity	$252,996	$245,151	$237,484	$231,480	$223,289
Common shares outstanding - end of quarter(1)	12,057,937	12,053,597	12,028,957	12,087,063	12,115,184
Book value per common share	$23.86	$23.24	$22.67	$22.08	$21.37
Tangible book value per common share	20.98	20.34	19.74	19.15	18.43

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2021		2020
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Net earnings	$10,432	$10,962	$9,915	$10,134	$1,075
Adjustments:
Provision for credit losses	(1,000)	—	—	(300)	12,100
Income tax provision (benefit)	2,312	2,336	2,290	2,350	(190)
PPP loans, including fees	(2,346)	(3,513)	(2,654)	(1,076)	(2,540)
Net interest expense on PPP-related borrowings	—	—	—	3	31
Net core earnings	$9,398	$9,785	$9,551	$11,111	$10,476

Weighted-average common shares outstanding, basic*	12,056,550	12,038,638	12,063,154	12,113,266	12,128,516
Earnings per common share, basic*	$0.87	$0.91	$0.82	$0.84	$0.09
Net core earnings per common share, basic*	0.78	0.81	0.79	0.92	0.86

* Adjusted to give effect to the 10% stock dividend issued during the first quarter of 2021.

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
Net core earnings	$9,398	$9,785	$9,551	$11,111	$10,476
Total average assets	$2,938,944	$2,775,567	$2,659,725	$2,639,335	$2,657,609
Adjustments:
PPP loan average balance	(155,417)	(137,251)	(179,240)	(209,506)	(163,184)
Excess fed funds sold due to PPP-related borrowings	—	—	—	(8,152)	(84,066)
Total average assets, adjusted	$2,783,527	$2,638,316	$2,480,485	$2,421,677	$2,410,359
Net core earnings to average assets, as adjusted (annualized)	1.35	1.50	1.53	1.83	1.75
Total average equity	$285,803	$277,612	$271,397	$265,027	$258,225
Net core earnings to average equity (annualized)	13.19	14.29	14.00	16.68	16.32

NON-GAAP RECONCILING TABLES

Total Non-Performing Assets to Total Loans, Excluding PPP

	Quarter Ended
	2021		2020
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
Total loans(1)(2)	$1,890,164	$1,912,367	$1,866,819	$1,958,634	$1,957,440
Adjustments:
PPP loans balance	(127,390)	(158,236)	(139,808)	(209,609)	(208,793)
Total loans, excluding PPP(1)(2)	$1,762,774	$1,754,131	$1,727,011	$1,749,025	$1,748,647

Total non-performing assets	$3,829	$3,699	$13,115	$14,093	$14,920

Non-performing assets as a percentage of:
Total loans(1)(2)	0.20%	0.19%	0.70%	0.72%	0.76%
Total loans, excluding PPP(1)(2)	0.22	0.21	0.76	0.81	0.85

(1) Excludes outstanding balances of loans held for sale of $5.1 million, $4.7 million, $5.5 million, $9.1 million, and $7.2 million as of June 30 and March 31, 2021 and December 31, September 30, June 30, 2020, respectively.

(2) Excludes deferred loan fees of $(2.3) million, $(2.6) million, $(1.5) million, $(3.6) million, and $(4.1) million as of June 30 and March 31, 2021 and December 31, September 30, June 30, 2020, respectively.

Total Interest-Earning Assets, Net of PPP Effects

	For the Three Months Ended June 30, 2021			For the Six Months Ended June 30, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,769,054	$25,284	3.66%	$2,689,617	$51,797	3.88%

Total loans	1,912,722	22,864	4.79	1,899,864	47,059	4.99
Adjustments:
PPP loan average balance and net fees(1)	(155,417)	(1,747)	4.51	(146,103)	(5,260)	7.26
Total loans, net of PPP effects	1,757,305	21,117	4.82	1,753,761	41,799	4.81

Total interest-earning assets, net of PPP effects	$2,613,637	$23,537	3.61%	$2,543,514	$46,537	3.69%

(1) Interest earned consists of interest income of $385,000 and $720,000, and net origination fees recognized in earnings of $1.4 million and $4.5 million for the three and six months ended June 30, 2021, respectively.

NON-GAAP RECONCILING TABLES

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2020
Net interest income	$23,477	$47,968	$24,491	$23,182
Adjustments:
PPP-related interest income	(385)	(720)	(335)	(407)
PPP-related net origination fees	(1,362)	(4,540)	(3,178)	(2,133)
PPP-related borrowings	—	—	—	31
Net interest income, net of PPP effects	$21,730	$42,708	$20,978	$20,673

Total average interest-earning assets	$2,769,054	$2,689,617	$2,609,299	$2,486,636
Total average interest-earning assets, net of PPP effects	2,613,637	2,543,514	2,472,048	2,239,386

Net interest margin(1)	3.40%	3.60%	3.81%	3.75%
Net interest margin, net of PPP effects(2)	3.33	3.39	3.44	3.71

Net interest income	$23,477	$47,968	$24,491	$23,182
Interest income tax adjustments	269	520	250	212
Net interest income, fully taxable equivalent ("FTE")	$23,746	$48,488	$24,741	$23,394
Net interest income, FTE, net of PPP effects	21,999	43,228	21,228	20,885

Net interest margin, FTE(3)	3.44	3.64	3.85	3.78
Net interest margin, FTE, net of PPP effects(4)	3.38	3.43	3.48	3.75

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2020
Total noninterest expense	$17,703	$35,015	$17,312	$15,184
Adjustments:
PPP-related deferred costs	207	599	392	838
Total noninterest expense, net of PPP effects	$17,910	$35,614	$17,704	$16,022

Net interest income	23,477	47,968	24,491	23,182
Net interest income, net of PPP effects	21,730	42,708	20,978	20,673

Total noninterest income	$5,970	$12,089	$6,119	$4,987

Efficiency ratio(1)	60.12%	58.30%	56.56%	53.90%
Efficiency ratio, net of PPP effects(2)	64.66	64.99	65.34	62.44

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

NON-GAAP RECONCILING TABLES

Loan Yield, Net of PPP Effects

	Three Months Ended June 30, 2021			Three Months Ended March 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,912,722	$22,864	4.79%	$1,886,863	$24,195	5.20%
Adjustments:
PPP loans average balance and net fees	(155,417)	(1,747)	4.51	(137,251)	(3,513)	10.38
Total loans, net of PPP effects	$1,757,305	$21,117	4.82%	$1,749,612	$20,682	4.79%
Effect of removing PPP loans on loan yield			0.03%			-0.41%

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,912,722	$22,864	4.79%	$1,885,959	$24,139	5.15%
Adjustments:
PPP loans average balance and net fees	(155,417)	(1,747)	4.51	(163,184)	(2,540)	6.26
Total loans, net of PPP effects	$1,757,305	$21,117	4.82%	$1,722,775	$21,599	5.04%
Effect of removing PPP loans on loan yield			0.03%			-0.11%

ACL to Total Loans, Excluding PPP

(dollars in thousands)	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2020
Total loans	$1,890,164	$1,912,367	$1,957,440
Adjustments:
PPP loans	(127,390)	(158,236)	(208,793)
Total loans, excluding PPP	$1,762,774	$1,754,131	$1,748,647

Allowance for credit losses	$31,548	$32,770	$34,119

Allowance for credit losses / period-end loans	1.67%	1.71%	1.74%
Allowance for credit losses / period-end loans. excluding PPP	1.79	1.87	1.95

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss second quarter 2021 financial results on Monday, July 19, 2021 at 10:00 am Central time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and CFO, and Shalene Jacobson, EVP and CRO. All conference attendees must register before the call at gnty.com/register. The conference materials will be available by accessing the Investor Relations page on our website, gnty.com. A recording of the conference call will be available by 1:00 pm Central time the day of the call and remain available through July 31, 2021 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of June 30, 2021, Guaranty Bancshares, Inc. had total assets of $2.93 billion, total loans of $1.89 billion and total deposits of $2.53 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for credit losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com